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                                  EXHIBIT 11.1

                                KERR GROUP, INC.
            Statement Re:  Computation of Per Share Earnings (Loss)


                                                                    Years Ended December 31,
                                            ---------------------------------------------------------------------
                                              1993            1992          1991           1990           1989
                                            --------        --------      --------       --------       --------
                                                             (in thousands, except per share data)
Primary Net Earnings (Loss) Per
Common Share
    Net earnings (loss)                      ($1,633)        ($2,697)      ($2,579)       ($1,252)          $281
    Less Preferred Stock dividends              (829)           (829)         (829)          (829)          (829)
                                             -------         -------       -------        -------         ------
    Net loss applicable to primary
         loss per common share               ($2,462)        ($3,526)      ($3,408)       ($2,081)         ($548)
                                             -------         -------       -------        -------         ------
    Weighted average number of
         common shares outstanding             3,669           3,675         3,675          3,675          3,666
                                             =======         =======       =======        =======         ======

    Primary net loss per common share         ($0.67)         ($0.96)       ($0.93)        ($0.57)        ($0.15)
                                             =======         =======       =======        =======         ======

Fully Diluted Net Earnings (Loss) Per
Common Share
    Net loss applicable to primary loss
         per common share                    ($2,462)        ($3,526)      ($3,408)       ($2,081)         ($548)
    Add Preferred Stock dividends                829             829           829            829            829
                                             -------         -------       -------        -------         ------
    Net earnings (loss) applicable to
         fully diluted earnings (loss)
         per common share                    ($1,633)        ($2,697)      ($2,579)       ($1,252)          $281
                                             =======         =======       =======        =======         ======

    Weighted average number of
         common shares outstanding             3,669           3,675         3,675          3,675          3,666
    Common shares issuable from assumed
         conversion of Preferred Stock           709             709           709            709            709
    Incremental common shares
         issuable upon assumed exercise
         of outstanding stock options              6               3             -              1              5
                                             -------         -------       -------        -------         ------
    Adjusted weighted average number
         of common shares outstanding          4,384           4,387         4,384          4,385          4,380
                                             =======         =======       =======        =======         ======

    Fully diluted net earnings (loss)
         common share:
             As computed                      ($0.37)         ($0.61)       ($0.59)        ($0.29)         $0.06
                                             =======         =======       =======        =======        =======
             As reported (a)                  ($0.67)         ($0.96)       ($0.93)        ($0.57)        ($0.15)
                                             =======         =======       =======        =======        =======


(a) Fully diluted net earnings (loss) per common share are anti-dilutive for all years.